EXHIBIT 3.2.1

                                AMENDMENT TO THE
                                     BYLAWS
                                       OF
                                  CONN'S, INC.

         The Bylaws (the "Bylaws") of Conn's, Inc, a Delaware corporation, are hereby amended in the following respects only:

                  Section 3.2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

                  "Section 3.2 Number; Election; Change In Number. Except as otherwise provided for or fixed pursuant to the provisions of Article FOUR of the Corporation's Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors, the total number of directors which shall constitute the entire Board of Directors of the Corporation shall be no less than three (3) directors. The number of directors which shall constitute the entire Board of Directors may be increased or (subject to the immediately preceding sentence) decreased by one or more resolutions adopted by the Board of Directors. Except with respect to the current terms of directors elected prior to the effective time of the amendment to the Corporation's Certificate of Incorporation eliminating the classified Board of Directors, who shall serve the remainder of their term, each director shall hold office until the next annual meeting of the stockholders of the Corporation following such director's election or appointment and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. If authorized by the Board of Directors, a ballot may be submitted by electronic transmission, provided that any such electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. No decrease in the number of directors constituting the whole Board of Directors shall have the effect of shortening the term of any incumbent director."

                  The second sentence of Section 3.4 of the Bylaws is hereby amended and restated to read in its entirety as follows:

                  "Each director so chosen shall hold office until the next election of directors and until such director's successor is elected and qualified or until such director's earlier death, resignation or removal."

         The remaining provisions of the Bylaws shall remain the same and in full force and effect.